VSE Corporation Announces First Quarter 2021 Results

ALEXANDRIA, Va., April 28, 2021 - VSE Corporation (NASDAQ: VSEC, VSE, or the Company), a leading provider of aftermarket distribution and maintenance, repair and overhaul (MRO) services for land, sea and air transportation assets supporting government and commercial markets, today announced results for the first quarter 2021.

FIRST QUARTER 2021 RESULTS
(as compared to the First Quarter 2020)

▪Total Revenues of $165.0 million declined 7.0%
▪GAAP Net Income of $5.1 million increased 53.4%
▪Adjusted Net Income of $5.3 million declined 45.6%
▪Adjusted EBITDA of $15.6 million declined 31.5%

For the three months ended March 31, 2021, the Company reported total revenue of $165.0 million, versus $177.4 million for the same period ended 2020. The Company reported adjusted net income of $5.3 million or $0.44 per adjusted diluted share, compared to $9.8 million or $0.89 per adjusted diluted share in the prior-year period. Adjusted EBITDA declined to $15.6 million in the first quarter 2021, versus $22.7 million for the same period in 2020.

Fleet segment revenue increased 2.9% on a year-over-year basis, as growth in commercial fleet and e-commerce fulfillment offset a slight decline in U.S. Postal Service-related revenue. For the first quarter, Federal and Defense segment revenue was essentially flat on a year-over-year basis, as new contract wins offset the previously announced completion of a DoD program. Aviation segment revenue, excluding the previously divested Prime Turbines and CT Aerospace assets, declined 12.0% on a year-over-year basis in first quarter 2021, as lower airline revenue passenger miles resulted in reduced commercial MRO activity. During the first quarter, Aviation segment revenue increased 15.1% when compared to fourth quarter 2020, representing the third consecutive quarter of sequential segment growth. Aviation segment performance was driven by continued market share gains within the Company’s parts distribution business, together with improved business and general aviation (B&GA) customer demand. VSE Aviation distribution revenue returned to pre-pandemic levels during first quarter 2021, up 13.1% as compared to fourth quarter 2020. VSE Aviation MRO revenue increased 18.1%, compared to fourth quarter 2020.

VSE invested nearly $35 million in new inventory during first quarter 2021 to support recent aviation program wins. These program wins include previously announced distribution agreements with global OEMs to support engine auxiliary power unit (APU), avionics, landing gear and telecommunications products.

STRATEGY UPDATE

VSE continued to execute on its multi-year business transformation plan during the first quarter. The management team remains focused on accelerating business transformation with new development initiatives, product and service line expansions, bolt-on acquisitions, and disciplined balance sheet management.

▪Aviation segment new $1 billion engine accessories distribution agreement. In March 2021, VSE announced that it has entered into a 15-year distribution agreement valued at approximately $1.0 billion with a global aircraft engine manufacturer. Under the terms of the agreement, VSE will be the provider for more than 6,000 flight-critical components used in more than 100 business and general aviation (B&GA) and regional jet engine platforms. VSE will support customers with new and exchange components. VSE will service more than 5,000 U.S.-based aircraft with on-demand, flight-critical components on a 24/7 basis to support AOG (aircraft on-ground).

▪Federal and Defense segment new contract awards. In April 2021, the Company announced approximately $37.5 million in combined new contract awards with the United States Air Force and a U.S. Government foreign ally, respectively. Revenue related to both of these contract awards is anticipated to commence in the second quarter of 2021. These contract awards reflect the continued execution of Federal and Defense segment’s vehicle and aviation MRO strategy introduced last year, one that emphasizes multi-year growth in higher-margin segment backlog.

▪HAECO Special Services (HSS) acquisition and integration. On March 1, 2021, VSE acquired HAECO Special Services, LLC (HSS) from HAECO Airframe Services, LLC, a division of HAECO Americas (HAECO), in an all cash transaction. HSS is a leading provider of fully integrated MRO support solutions for military and government aircraft. HSS offers scheduled depot maintenance, contract field deployment and unscheduled drop-in maintenance for a U.S. Department of Defense contract, specifically for the sustainment of the U.S. Air Force KC-10 fleet. Since March 1, 2021, HSS contributed $3.2 million of revenue to VSE’s first quarter 2021 consolidated results. Integration activity is underway, and HSS will be integrated into VSE’s Federal and Defense segment as part of the aircraft maintenance and modernization business unit.

▪Fleet segment organic revenue growth in commercial end-markets. Total commercial revenue, which excludes U.S. Postal Service and Government-related revenue, increased 63.6% on a year-over-year basis in first quarter 2021, driven by increased sales in the e-commerce fulfillment and commercial fleet channels. Commercial revenue represented 26.4% of total Fleet revenue in first quarter 2021, versus 16.6% in the prior-year period.

MANAGEMENT COMMENTARY

“We continued to leverage our unique value proposition across niche, high-value market verticals during the first quarter of 2021, while advancing our business transformation strategy through a combination of both organic and inorganic growth,” stated John Cuomo, President and CEO of VSE Corporation. “Our change management and business transformation initiatives have begun to yield tangible results, as evidenced by new business wins, expanded relationships with commercial and government customers, and improved organizational efficiency.”
“We remain highly focused on growing a backlog of higher-margin, multi-year contracts that position us to cross-sell our products and services into new and existing markets,” continued Cuomo. “Within our Aviation segment, we recently announced a $1 billion, 15-year agreement with a major engine manufacturer with the potential to generate approximately $60 million in annual revenue upon full implementation. This transaction significantly expands our customer base across more than 100 B&GA and regional aviation engine platforms, while providing stable, long-term contract revenue. Within our Federal and Defense segment, we recently announced more than $37 million in new contract awards with the both the U.S. Air Force and a U.S. Government foreign ally. In our Fleet segment, we continue to generate strong organic growth in commercial revenue. Collectively, these new wins reflect a sharpened organizational focus on new business development, while further validating our go-to-market strategies.”
“Aviation segment revenue within distribution returned to pre-pandemic levels during the first quarter, ahead of our market peers, supporting our third quarter of sequential revenue growth in the segment,” continued Cuomo. “While revenue passenger miles remain below historical levels, we anticipate that an increase in B&GA and commercial domestic travel will lead the recovery, creating new opportunities for our business as traffic levels improve into 2022.”
“VSE remains well-capitalized to support the ongoing growth of the business,” stated Stephen Griffin, CFO of VSE Corporation. “While our recently announced business wins will require working capital investments in new inventory during 2021, we anticipate significant returns on these investments in 2022 and beyond. Disciplined balance sheet management remains a priority for us and we anticipate that we will end 2021 in a similar leverage position as compared to 2020. We are targeting a long-term net leverage ratio of 2.5x.”

SEGMENT RESULTS

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, cargo, business and general aviation, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

VSE Aviation segment revenue, less contributions from Prime Turbines (divested February 2020) and CT Aerospace (divested June 2020), decreased 12.0% year-over-year to $44.4 million in the first quarter 2021. The year-over-year revenue decline was attributable to the adverse impact of the COVID-19 pandemic on commercial air traffic, resulting in lower customer demand. The Aviation segment recorded an operating loss of $0.3 million in the first quarter, versus an operating loss of $1.9 million in the prior-year period. Segment Adjusted EBITDA decreased to $2.2 million in the first quarter 2021, versus $7.9 million in the prior-year period.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to support the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

VSE Fleet segment revenue increased 2.9% year-over-year to $54.7 million in the first quarter 2021. Revenues from commercial customers increased approximately $5.6 million or 63.6%, driven by growth in commercial fleet demand and our e-commerce fulfillment business. Operating income declined 16.9% year-over-year to $5.7 million in the first quarter 2021 due to sales mix and related factors. Segment Adjusted EBITDA declined 15.6% year-over-year in the first quarter 2021 to $8.1 million.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal and Defense segment provides aftermarket MRO and logistics services to improve operational readiness and to extend the life cycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT services and energy consulting.

VSE Federal and Defense segment revenue declined 0.4% year-over-year to $65.9 million in the first quarter 2021, as new contract awards served to offset previously announced contract expirations. Operating income increased 2.1% year-over-year to $5.0 million in the first quarter, while Adjusted EBITDA increased 2.0% year-over-year to $5.8 million in the period, due to a less favorable contract mix.

VSE Federal and Defense segment first quarter bookings declined 6.0% year-over-year to $63 million. Funded backlog declined 6.5% year-over-year to $188 million. The decline in funded backlog was attributable to the expiration of a contract in the first quarter 2020 and the delay of new business awards. The Company continues to focus on revitalizing this business by leveraging its improved technical competencies to capitalize on higher margin growth as evidenced in recent wins announced in April 2021.

FINANCIAL RESOURCES AND LIQUIDITY

As of March 31, 2021, the Company had $167 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2023. The Company’s existing credit facility includes a $100 million accordion provision, subject to customary lender commitment approvals. As of March 31, 2021, VSE had total net debt outstanding of $254 million and $68.1 million of trailing-twelve months Adjusted EBITDA.

FIRST QUARTER RESULTS

(in thousands, except per share data)
	Three months ended March 31,
	2021	2020	% Change
Revenues	$164,981	$177,418	(7.0)%
Operating income	$9,603	$9,734	(1.3)%
Net income	$5,111	$3,332	53.4%
EPS (Diluted)	$0.42	$0.30	40.0%

FIRST QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three months ended March 31, 2021 and March 31, 2020:

(in thousands)	Three months ended March 31,
	2021	2020	% Change
Revenues:
Aviation	$44,371	$58,080	(23.6)%
Fleet	54,747	53,204	2.9%
Federal & Defense	65,863	66,134	(0.4)%
Total Revenues	$164,981	$177,418	(7.0)%

Operating Income (Loss):
Aviation	$(332)	$(1,880)	(82.3)%
Fleet	5,741	6,906	(16.9)%
Federal & Defense	5,025	4,924	2.1%
Corporate/unallocated expenses	(831)	(216)	284.7%
Operating Income	$9,603	$9,734	(1.3)%

The Company reported $2.1 million of total capital expenditures for three months ended March 31, 2021.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income

(in thousands)	Three months ended March 31,
	2021	2020	% Change
Net Income	$5,111	$3,332	53.4%
Adjustments to Net Income:
Acquisition related costs	310	—	—%
Earn-out adjustment	—	301	—%
Loss on sale of a business entity and certain assets	—	7,536	—%
Gain on sale of property	—	(1,108)	—%
	5,421	10,061	(46.1)%
Tax impact of adjusted items	(78)	(236)	—%
Adjusted Net Income	$5,343	$9,825	(45.6)%
Weighted Average Dilutive Shares	12,172	11,101	—%
Adjusted EPS (Diluted)	$0.44	$0.89	(50.6)%

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income

(in thousands)	Three months ended March 31,
	2021	2020	% Change
Net Income	$5,111	$3,332	53.4%
Interest Expense	3,030	3,486	(13.1)%
Income Taxes	1,462	2,916	(49.9)%
Amortization of Intangible Assets	4,288	4,723	(9.2)%
Depreciation and Other Amortization	1,360	1,521	(10.6)%
EBITDA	15,251	15,978	(4.6)%
Acquisition related costs	310	—	—%
Earn-out adjustment	—	301	—%
Loss on sale of a business entity and certain assets	—	7,536	—%
Gain on sale of property	—	(1,108)	—%
Adjusted EBITDA	$15,561	$22,707	(31.5)%

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income

(in thousands)	Three months ended March 31,
	2021	2020	% Change
Aviation
Operating Income (Loss)	$(332)	$(1,880)	(82.3)%
Depreciation and Amortization	2,554	3,066	(16.7)%
EBITDA	2,222	1,186	87.4%
Earn-out adjustment	—	301	—%
Loss on sale of a business entity and certain assets	—	7,536	—%
Gain on sale of property	—	(1,108)	—%
Adjusted EBITDA	$2,222	$7,915	(71.9)%

Fleet
Operating Income	$5,741	$6,906	(16.9)%
Depreciation and Amortization	2,340	2,672	(12.4)%
EBITDA and Adjusted EBITDA	$8,081	$9,578	(15.6)%

Federal & Defense
Operating Income	$5,025	$4,924	2.1%
Depreciation and Amortization	754	739	2.0%
EBITDA and Adjusted EBITDA	$5,779	$5,663	2.0%

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended March 31,
(in thousands)	2021	2020
Net cash (used in) provided by operating activities	$(36,367)	$6,758
Capital expenditures	(2,109)	(724)
Free cash flow	$(38,476)	$6,034

Reconciliation of Debt to Net Debt

	March 31,	December 31,
(in thousands)	2021	2020
Principal amount of debt	$255,635	$253,461
Debt issuance costs	(2,072)	(2,368)
Cash and cash equivalents	(347)	(378)
Net debt	$253,216	$250,715

The non-GAAP Financial Information set forth in this document is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs including any earn-out adjustments, loss on sale of a business entity and certain assets, gain on sale of property, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.

CONFERENCE CALL

A conference call will be held Thursday, April 29, 2021 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:        (877) 407-0789
International Live:     (201) 689-8562
Audio Webcast:     http://public.viavid.com/index.php?id=144084

To listen to a replay of the teleconference through May 31, 2021:

Domestic Replay:    (844) 512-2921
International Replay:     (412) 317-6671
Replay PIN Number:    13718038

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about April 29, 2021 for more details on our first quarter 2021 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2020 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the Securities Exchange Commission (the “SEC”) in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, such as the ongoing COVID-19 outbreak, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the uncertainty surrounding the ongoing COVID-19 outbreak and the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$347	$378
Receivables, net	63,552	55,471
Unbilled receivables, net	43,694	22,358
Inventories, net	282,771	253,422
Other current assets	29,169	23,328
Total current assets	419,533	354,957

Property and equipment, net	38,318	36,363
Intangible assets, net	105,914	103,595
Goodwill	238,126	238,126
Operating lease right-of-use asset	22,181	20,515
Other assets	29,016	26,525
Total assets	$853,088	$780,081

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$21,316	$20,379
Accounts payable	73,816	72,682
Accrued expenses and other current liabilities	50,882	45,172
Dividends payable	1,142	995
Total current liabilities	147,156	139,228

Long-term debt, less current portion	232,247	230,714
Deferred compensation	17,186	16,027
Long-term lease obligations under operating leases	23,673	22,815
Deferred tax liabilities	16,523	14,897
Other long-term liabilities	2,000	83
Total liabilities	438,785	423,764

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 12,691,570 and 11,055,037, respectively	635	553
Additional paid-in capital	85,296	31,870
Retained earnings	329,064	325,097
Accumulated other comprehensive loss	(692)	(1,203)
Total stockholders' equity	414,303	356,317
Total liabilities and stockholders' equity	$853,088	$780,081

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2021	2020
Revenues:
Products	$78,580	$76,342
Services	86,401	101,076
Total revenues	164,981	177,418

Costs and operating expenses:
Products	70,712	65,527
Services	80,340	90,758
Selling, general and administrative expenses	38	248
Amortization of intangible assets	4,288	4,723
Total costs and operating expenses	155,378	161,256

	9,603	16,162

Loss on sale of a business entity and certain assets	—	(7,536)
Gain on sale of property	—	1,108

Operating income	9,603	9,734

Interest expense, net	3,030	3,486

Income before income taxes	6,573	6,248

Provision for income taxes	1,462	2,916

Net income	$5,111	$3,332

Basic earnings per share	$0.42	$0.30

Basic weighted average shares outstanding	12,076,509	11,000,204

Diluted earnings per share	$0.42	$0.30

Diluted weighted average shares outstanding	12,171,828	11,100,506

Dividends declared per share	$0.09	$0.09

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$5,111	$3,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,944	6,475
Deferred taxes	1,457	1,592
Stock-based compensation	1,415	897
Loss on sale of a business entity and certain assets	—	7,536
Gain on sale of property and equipment	—	(1,127)
Earn-out obligation fair value adjustment	—	301
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(2,787)	(163)
Unbilled receivables	(17,341)	(2,041)
Inventories	(28,910)	(8,255)
Other current assets and noncurrent assets	(10,306)	2,777
Accounts payable and deferred compensation	1,051	395
Accrued expenses and other current and noncurrent liabilities	7,999	(4,961)

Net cash (used in) provided by operating activities	(36,367)	6,758

Cash flows from investing activities:
Purchases of property and equipment	(2,109)	(724)
Proceeds from the sale of property and equipment	14	2,424
Proceeds from payments on notes receivable	412	427
Proceeds from the sale of a business entity and certain assets	—	20,700
Cash paid for acquisitions, net of cash acquired	(14,785)	—

Net cash (used in) provided by investing activities	(16,468)	22,827

Cash flows from financing activities:
Borrowings on loan agreement	146,431	131,148
Repayments on loan agreement	(144,257)	(127,692)
Proceeds from issuance of common stock, net of underwriters' discounts and issuance costs	52,017	—
Earn-out obligation payments	—	(31,701)
Payments of taxes for equity transactions	(390)	(543)
Dividends paid	(997)	(988)

Net cash provided by (used in) financing activities	52,804	(29,776)

Net decrease in cash and cash equivalents	(31)	(191)
Cash and cash equivalents at beginning of period	378	734
Cash and cash equivalents at end of period	$347	$543